Exhibit 26(h)(3)(b)

RE:  Update to Notices section of existing Fund Participation Agreement

Regarding the change of Transfer Agent for our Scudder Investments VIT Funds (formerly Deutsche Asset Management VIT Funds) (the “Trust”) from PFPC to DST, Inc. we wish to provide you with revisions to the Notices section to the Fund Participation Agreement in place between yourselves and the Trust (the “Agreement”). To that end, effective January 3, 2005, please replace the “Fund” or “Trust” and “Adviser” sections of the current Notice section in your copy of the Fund Participation Agreement with the revised information attached hereto. Except for the above change all other terms and provisions of the Agreement shall remain in full force and effect.

Very truly yours,

DEUTSCHE ASSET MANAGEMENT

If to TRUST or FUND:

Scudder Investments VIT Funds

C/o DST Systems Inc.

Variable Annuity Department 6th Floor

210 W 10th Street

Kansas City, MO 64105

and

C/o Investment Company Capital Corp.

Administrator for Scudder VIT Funds

One South Street, MS BAL01-1806

Baltimore, MD 21202

Attn:  Officer of ICCC

If to ADVISER:

Deutsche Asset Management, Inc.

345 Park Ave., 27th Floor

New York, NY 10154

Attn: Financial Institutions Group